                                                           EXHIBIT 5

                                                      October 22, 1997

Fleet Financial Group, Inc.
One Federal Street
Boston, Massachusetts 02211

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-3 (the
"Registration Statement") to be filed by Fleet Financial Group, Inc. (the "Company") with the Securities and Exchange Commission on the date hereof in connection with the registration under the Securities Act of 1933, as amended, of (i) shares of common stock, $0.01 par value, including the associated preferred share purchase rights (the "Common Stock"); (ii) shares of preferred stock, $1.00 par value (the "Preferred Stock"), including, at the Company's option, depositary shares (the "Depositary Shares") evidenced by depositary receipts (the "Depositary Receipts") each representing a fractional interest in such Preferred Stock; (iii) warrants to purchase Common Stock (the "Common Stock Warrants") or Preferred Stock (the "Preferred Stock Warrants"); (iv) debt securities (the "Debt Securities"), which may be either senior (the "Senior Debt Securities"), or subordinated (the "Subordinated Debt Securities") in priority of payment; and (v) warrants to purchase Debt Securities (the "Debt Warrants", together with Common Stock Warrants and Preferred Stock Warrants, the "Warrants" and together with the Common Stock, Preferred Stock, Depositary Shares and Debt Securities, collectively, the "Securities") having a public offering price of up to an aggregate of $2,733,400,000 (or the equivalent thereof if any of the securities are denominated in a foreign currency or a foreign currency unit, such as European Currency Units ("ECU")) pursuant to an offering to be made on a continuous or delayed basis pursuant to the provisions of Rule 415. The Securities may be offered separately or as units with other Securities, in separate series, in amounts and at prices and terms to be set forth in an accompanying prospectus supplement.

    We have served as counsel for the Company and, as such, assisted in the organization thereof under the laws of the State of Rhode Island and are familiar with all corporate proceedings since its organization. We have examined the following documents and records:

         (1) The Restated Articles of Incorporation of the Company, as amended to date;

         (2) The By-Laws of the Company, as amended to date;

         (3) The Senior Indenture dated as of October 1, 1992 between the Company and the First National Bank of Chicago, as Senior Trustee, under which Senior Debt Securities will be issued;

         (4) The Subordinated Indenture dated as of October 1, 1992 (as supplemented by a First Supplemental Indenture dated November 30, 1992) between the Company and The First National Bank of Chicago, as Subordinated Trustee, under which Subordinated Debt Securities will be issued;

         (5) Specimen certificate of the Common Stock and proposed forms of the Preferred Stock certificates, the Depositary Receipts and the notes to be issued evidencing the Debt Securities;

         (6) The proposed forms of the Warrant Agreements to be entered into by the Company, pursuant to which the Warrants will be issued;

         (7) The proposed forms of the Warrants to be issued by the Company;

         (8) The proposed form of the Deposit Agreement to be entered into by the Company, pursuant to which the Depositary Shares will be issued; and

         (9) All corporate minutes and proceedings of the Company relating to the issuance of the Securities being registered under the Registration Statement.

    We have also examined such further documents, records and proceedings as we have deemed pertinent in connection with the issuance of said Securities. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the completeness and authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the validity of all laws and regulations. We also are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, registration, issuance and sale of the Securities, and have assumed that the Warrant Agreements, the Warrants, the Preferred Stock Certificates, the Deposit Agreement, the Depositary Receipts, and the Notes are duly executed and delivered in substantially the forms reviewed by us.

    We are qualified to practice law in the State of Rhode Island and we do not purport to express any opinion herein concerning any law other than the laws of the State of Rhode Island and the federal law of the United States.

    Based upon such examination, subject to the proposed additional proceedings being duly taken and completed as now contemplated by the Company prior to the issuance of the Securities, it is our opinion that:

    1. The Common Stock, Preferred Stock, Depositary Shares and Capital Securities being registered by the Registration Statement, when issued and paid for, will be legally issued, fully paid and non-assessable.

    2. The Warrants, when issued and paid for, will be legally issued and binding obligations of the Company except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similiar laws, or equitable principles relating to or limiting creditors' rights generally. We express no opinion as to the availability of equitable remedies.

    3. The Debt Securities, when issued and paid for, will be legally issued and binding obligations of the Company except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, or equitable principles relating to or limiting creditors' rights generally. We express no opinion as to the availability of equitable remedies.

    V. Duncan Johnson, a partner of Edwards & Angell, is a director of Fleet National Bank, a subsidiary of the Company, and beneficially owns 4,052 shares of Common Stock of the Company.

    We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus which is part of the Registration Statement.

                                            Very truly yours,

                                            /s/ EDWARDS & ANGELL
                                            ------------------------------
                                             Edwards & Angell

                                       2